Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Doha	Orange County
	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
November 28, 2008	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
BRE Properties, Inc.	Madrid	Singapore
525 Market Street, 4th Floor	Milan	Tokyo
San Francisco, CA 94105	Moscow	Washington, D.C.

Re:	BRE Properties, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration of 1,205,762 unsold shares of common stock of the Company, par value $0.01 per share, under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, previously registered under a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 1996 (File No. 333-09945), pursuant to (i) a Registration Statement on Form S-3 under the Securities Act filed with the Commission on November 8, 2007 (File No. 333-147238) (as so filed and amended, the “Registration Statement”); (ii) a prospectus dated November 8, 2007 (the “Base Prospectus”); and (iii) a prospectus supplement dated November 28, 2008 (the “Prospectus Supplement”) (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

November 28, 2008

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the facts and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement and the Prospectus, it is our opinion that the statements in the Prospectus Supplement set forth under the caption “Supplemental United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Prospectus may affect the conclusions stated herein.

This opinion is rendered only to you and is solely for your benefit in connection with the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm name in the Prospectus under the captions “Supplemental United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

Latham & Watkins LLP